Exhibit 3.1

CERTIFICATE OF AMENDMENT NO. 5 OF THE

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

ARENA PHARMACEUTICALS, INC.

ARENA PHARMACEUTICALS, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The name of the Corporation is Arena Pharmaceuticals, Inc.

SECOND: The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 14, 1997, under the original name Arena Pharmaceuticals, Inc.

THIRD: At a meeting of the Board of Directors of the Corporation, resolutions were duly adopted providing that the second sentence of Paragraph A of Article IV of the Fifth Amended and Restated Certificate of Incorporation, as amended, of the Corporation shall be amended and restated to read in its entirety as follows:

“The total number of shares which the Corporation is authorized to issue is One Hundred Fifty-Four Million Five Hundred Thousand (154,500,000) shares, One Hundred Forty-Seven Million (147,000,000) shares of which shall be Common Stock (the “Common Stock”) and Seven Million Five Hundred Thousand (7,500,000) shares of which shall be Preferred Stock (the “Preferred Stock”).”

FOURTH: The foregoing amendment was submitted to the stockholders of the Corporation for their approval at the Corporation’s 2020 annual meeting of stockholders which was duly called and held, upon notice in accordance with Section 222 of the Delaware General Corporation Law (“DGCL”), at which meeting the necessary number of shares as required by statute were voted in favor of the amendment. Accordingly, said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, Arena Pharmaceuticals, Inc., has caused this Certificate of Amendment No. 5 to be signed by its President and Chief Executive Officer this 12th day of June 2020.

Arena Pharmaceuticals, Inc.

By: /s/ Amit D. Munshi

       Amit D. Munshi

       President and Chief Executive Officer